EXHIBIT (14)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form N-14 of our reports dated November 17, 2017, relating to the financial statements and financial highlights of Eaton Vance New York Municipal Bond Fund and Eaton Vance New York Municipal Bond Fund II (the “Funds”), appearing in the Annual Report on Form N-CSR of the Funds for the year ended September 30, 2017, and to the references to us under the headings ”Experts” in the Proxy Statement/Prospectus and “Pro Forma Financial Information” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

September 19, 2018